Exhibit 10.4

This LOAN AGREEMENT (this "Agreement"), dated as of the Signing Date, is between the Lender and the Borrower.

Signing Date and Lending Date:	August 1, 2017

Lender:	DUFRY FINANCIAL SERVICES B.V., a limited liability company incorporated in the Netherlands, with offices at Luchthavenweg 53, Eindhoven, 5657, Netherlands, duly represented by its authorized signatories

Borrower:	THE NUANCE GROUP (CANADA) INC., a Canadian corporation with offices at 5925 Airport Road, Suite 300, Mississauga, L4V 1W1, Canada, duly represented by its authorized signatories

Facility:	Facility A: CAD 130,030,000; Facility B: CAD 65,000,000

Interest Rate:	The Interest Rate, applicable only to Facility B, is 3.89% per annum.

Repayment Date(s):	Facility A : CAD 45 million to be repaid from the distribution received by WDFG Vancouver LP; the remainder to be repaid by the maturity of Facility A, which shall be on the 1st anniversary of the Lending Date, with automatic renewals of additional 1 year periods until the 10th anniversary of the Lending Date, which shall be the final maturity date

Facility B: Interest payable monthly, with final repayment by the 10th anniversary of the Lending Date; provided, however, that Facility A must be repaid prior to repayment of Facility B

Purpose of the Loan:	finance the acquisition of WDFG Canada Inc. and WDFG Vancouver LP

Old Loan Agreement (if any):	N/A

1.	The Facility will be advanced by the Lender to the Borrower on the Lending Date.

2.	The proceeds of the Facility will only be used for the stated Purpose of the Loan.

3.	Interest will accrue on any advanced and outstanding principal of Facility B at the Interest Rate, calculated on the basis of a 360-day year and actual days elapsed, until Facility B and all interest accrued thereon has been repaid in full.

4.	The Facility will be repaid by the Borrower on the Repayment Date(s) in what concerns interest, being the full repayment of the principal and the final instalment of interest done on the last Repayment Date. The Borrower may prepay all or part of the Facility without premium or penalty.

5.	Upon the occurrence of any of the following events (events of defaults) :

(a)	Non-Payment/ Default: The Borrower fails to pay when and as required to be paid herein, any interest payment or amount of principal borrowed under the Facility, or otherwise fails to comply with any of its obligations hereunder; or

(b)	Change of Control: Control of the Borrower passes, whether by virtue of any agreement, offer, scheme or otherwise, to any person or persons, either acting individually or in concert, without the prior written consent of the Lender; or

(c)	Bankruptcy: The Borrower becomes bankrupt or insolvent, is unable to pay its debts as they fall due or is deemed unable to pay its debts pursuant to or for the purposes of any applicable law, or otherwise applies for or consents to or suffers the appointment of a liquidator, receiver, or administrator of itself or any material part of its property, assets, or revenues; or

(d)	Material Adverse Change: There is a material adverse change in the financial condition of the Borrower that materially impairs its ability to perform or comply with any one or more of its obligations hereunder;

then, and in any such case and at any time thereafter, the Lender may by written notice to the Borrower demand from the Borrower the payment of all amounts (if any) outstanding under the Facility, including any and all principal and interest, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.

6.	The Borrower represents and warrants that (i) the Borrower's assets are free and dear of any third party liens, pledges, security interest or encumbrances, (ii) the execution, delivery and performance of this Agreement have been duly authorized by ail necessary action on the part of the Borrower, and (iii) this Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with the terms thereof.

7.	This Loan embodies the entire agreement and understanding between Lender and Borrower, and supersedes all prior or contemporaneous agreements and understandings between the parties, verbal or written, relating to the subject matter hereof and thereof, including without limitation the Old Loan Agreement, if any.

8.	This Agreement, including the validity hereof and thereof and the rights and obligations of the parties hereunder and thereunder, shall be construed in accordance with and governed by the laws of Switzerland (without reference to conflicts of laws principles). The place of jurisdiction shall be Zurich. The provisions of this Agreement are severable; the unenforceability of any provision of this Agreement shall not affect the validity, binding effect and enforceability of any other provision or provisions of this Agreement .

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed as of the day and year first above written.

DUFRY FINANCIAL SERVICES B.V.	THE NUANCE GROUP (CANADA) INC.

/s/ Luis Marin Mas Sarda	/s/ Luis Marin Mas Sarda
By: Luis Marin Mas Sarda	By: Luis Marin Mas Sarda
Title: Authorized Signatory	Title: Authorized Signatory

/s/ Andreas Schneiter	/s/ Andreas Schneiter
By: Andreas Schneiter	By: Andreas Schneiter
Title: Authorized Signatory	Title: Authorized Signatory